Christopher M. Condron
                                           President and Chief Executive Officer
                                           AXA Financial, Inc.
                                           1290 Avenue of the Americas
                                           New York, NY 10104



                                                              September 27, 2004

Mr. Stanley B. Tulin

RE:      ADDITIONAL BENEFITS

Dear Stan:

       This letter sets forth our agreement concerning the terms of your enhanced air travel and executive survivor benefits.

       During your Employment Term, as defined in your Amended and Restated Employment Agreement (the "Agreement") dated September 27, 2004 with AXA Financial, Inc. and AXA Equitable Life Insurance Company, you will be entitled to use at the company's expense a private aircraft for personal travel up to a limit of 50 hours in each calendar year (prorated at the rate of 4.16 hours per whole or partial month in the year of termination of your employment) with such aircraft to be provided by the company by any commercially reasonable method, as determined by the Chief Executive Officer of AXA Financial, Inc., as long as such methods are available to the company. The company will provide you with a full tax gross-up with respect to any imputed income from this benefit.

       Unless your employment is terminated by the company for reasons defined in Section 8(a) of the Agreement, the executive survivor benefit payable in the event of your death under the Company's Executive Survivor Benefit Plan, as it may be amended from time to time (the "Plan"), shall be supplemented as provided in this letter. The amount of such supplemental executive survivor benefit shall be the excess, if any, of (i) the benefits that would be payable under the Plan, determined on the basis of compensation equal to $5,700,000 over (ii) the benefits that would otherwise be payable under the Plan. Any supplemental executive survivor benefit that the company may be obligated to pay under the terms of this letter (i) shall be paid at the time or times the benefits under the Plan would otherwise be paid in accordance with the terms of the Plan and any elections under

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the Plan in effect as of the date of your death and (ii) shall be payable solely from the company's general assets as payments become due. The company's obligation to make any supplemental executive survivor benefit payment shall be merely that of an unfunded and unsecured promise of the company to pay money in the future.

       The supplemental executive survivor benefit provided under this letter is intended to be primarily for the purpose of providing benefits for a select group of management or highly compensated employees, as that phrase is used under Section 2520.104.24 of the U.S. Department of Labor Regulations.

       Please confirm that this letter accurately describes our mutual agreement with respect to these enhanced benefits by signing as provided below and returning the original to me.

                                                Very truly yours,

                                                /s/ Christopher M. Condron
                                                --------------------------------
                                                Christopher M. Condron



Acknowledged, Accepted and Agreed
to this 27 day of September, 2004

By:  /s/ Stanley B. Tulin
     ---------------------------
         Stanley B. Tulin